Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 tel: 203 622 3131 fax: 203 622 6080 unitedrentals.com

United Rentals Receives New York Stock Exchange Listing Extension

GREENWICH, Conn. – December 27, 2005 – United Rentals, Inc. (NYSE: URI) today announced that it has received an extension for continued listing and trading on the New York Stock Exchange until March 31, 2006. The company will have until that date to file its December 31, 2004 Form 10-K with the Securities and Exchange Commission. If the company does not make this filing by March 31, 2006, the NYSE will initiate suspension and delisting procedures. The extension is subject to review by the NYSE on an ongoing basis.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 740 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.96 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Chuck Wessendorf
VP, Investor Relations and
Corporate Communications
United Rentals, Inc.
(203) 618-7318
cwessendorf@ur.com